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                                                                  EXHIBIT 99.2

                           UNITED STATES OF AMERICA
                     FEDERAL ENERGY REGULATORY COMMISSION

        Before Commissioners:   Elizabeth Anne Moler, Chair;
                                Vicky A. Bailey, James J. Hoecker,
                                William L. Massey, and Donald F. Santa, Jr.

      NorAm Energy Services, Inc.     )         Docket No. EL97-25-000

                   ORDER INITIATING JURISDICTIONAL INQUIRY

                          (Issued February 5, 1997)

        In this order, we initiate a jurisdictional inquiry concerning a transaction involving NorAm Energy Services, Inc. (NorAm), a public utility under the Federal Power Act (FPA). Under the transaction, NorAm Energy Corporation (NorAm Energy), the parent company of NorAm, will merge with Houston Industries, Incorporated (Houston Industries) and Houston Industries' subsidiaries, Houston Lighting & Power Company (HL&P) and Houston Industries Energy, Inc. (HI Energy).(1) This transaction may require Commission approval pursuant to section 203 of the FPA. We direct NorAm to make a filing setting forth its views on this issue, and offer other interested persons an opportunity to comment on NorAm's filing. In the alternative, NorAm may file an application for authorization pursuant to section 203.

Background

        NorAm was authorized to make wholesale electric power and energy sales in interstate commerce at market-based rates by order issued July 25, 1994.(2) The July 25 order required NorAm to notify the Commission of any change in status that would reflect a departure from the characteristics that the Commission relied upon in authorizing market-based pricing. On September 30, 1996, NorAm filed a notice of change in status in Docket No. ER94-1247-010 to inform the Commission of the planned merger of its parent company, NorAm Energy, with Houston Industries and HL&P. In its notice of change of status, NorAm requested authority to continue to charge market-based rates after the


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(1)     Houston Industries is an exempt public utility holding company. Its subsidiary, HL&P is an electric utility located in the Electric Reliability Council of Texas (ERCOT) engaged in the generation, transmission, distribution and sale of electric energy. HI Energy, also a subsidiary, owns various interests in foreign utilities, exempt wholesale generators, and a qualifying facility.

(2)     NorAm Energy Services, Inc., letter order (unpublished).

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Docket No. EL97-25-000              - 2 -

merger is consummated based on a finding that its post-merger affiliation with HL&P raises no market power concerns. The Commission will address NorAm's request for continued authority to sell power at market-based rates in a separate order.

        NorAm's notice of change of status describes the planned merger as follows. Houston Industries would be merged into HL&P, with HL&P, renamed Houston Industries, Incorporated, (New Houston Industries) as the surviving corporation. NorAm Energy would then be merged into HI Merger, Incorporated (HI Merger), a wholly-owned subsidiary of Houston Industries, with HI Merger, renamed NorAm Energy Corporation (New NorAm Energy), as the surviving corporation. As a result, New Houston Industries would be the parent company, with HL&P operating as a division of New Houston Industries, and HI Energy and New NorAm Energy as subsidiaries. NorAm would become a second-tier wholly-owned subsidiary of New Houston Industries and a wholly-owned subsidiary of New NorAm Energy.(3)

Discussion

        Section 203

        The Commission's jurisdiction over corporate restructurings involving public utilities is derived from section 203 of the FPA, (4) which reads in pertinent part:

        (a) No public utility shall sell, lease or otherwise dispose of the whole of its facilities subject to the jurisdiction of the Commission . . . or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any other person . . . without first having secured an order of the Commission authorizing it to do so.

        (b) The Commission may grant any application for an order under this section in whole or in part and upon such terms and conditions as it finds necessary or appropriate to secure the maintenance of adequate service and the coordination in the public interest of facilities subject to the jurisdiction of the

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(3)     NorAm's notice of change of status also described alternative merger plans, which would be used under certain circumstances to effect the merger of the companies. However, under each alternative merger plan, NorAm would become a direct or indirect wholly-owned subsidiary of the Houston Industries corporate organization.

(4)     16 U.S.C. Section 824b (1994).

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Docket No. EL97-25-000               -3-

        Commission. The Commission may from time to time for good cause shown make such orders supplemental to any order made under this section as it may find necessary or appropriate.

        Prior Cases

        In Central Vermont Public Service Corporation,(5) the Commission determined that the transfer of all of a public utility's stock to a newly-created holding company is a transfer of ownership and control of the utility's jurisdictional facilities and that such transfer constitutes a disposition of jurisdictional facilities requiring Commission approval under section 203.

        In Central Illinois Public Service Company,(6) the Commission explained that its assertion of jurisdiction in Central Vermont was not based solely on the transfer of stock, but rather that the Commission's concern lies in the transfer of control of public utilities and, thereby, control over the jurisdictional facilities of those public utilities. After considering the legislative history of section 203, the Commission found that "Congress' intent was to ensure that the Commission maintain oversight over any transfer of jurisdictional utility property . . . ."(7)

        In Missouri Basin Municipal Power Agency,(8) the Commission determined that ownership of a public utility's stock does not render a holding company a public utility under the FPA. Because section 203 only encompasses action taken by public utilities, the merger of two public utility holding companies does not automatically fall within the Commission's section 203 jurisdiction.

        In Illinois Power Company,(9) the Commission reviewed its merger policy and clarified its jurisdiction under section 203 over indirect mergers of public utilities owned by public utility

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(5)     Central Vermont Public Service Corporation, 39 FERC Paragraph 61,295 at
        61,690 (1987) (Central Vermont).

(6) Central Illinois Public Service Company, 42 FERC Paragraph 61,073 at 61,328 (1988) (Central Illinois).

(7)     Id. (emphasis in original).

(8) Missouri Basin Municipal Power Agency, 53 FERC Paragraph 61,368 (1990), reh'g denied, 55 FERC Paragraph 61,464 (1991) (Missouri Basin).

(9)     Illinois Power Company, 67 FERC Paragraph 61,136 (1994).
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Docket No. EL97-25-000                -4-

holding companies. The Commission stated that such clarification was "necessary to ensure the continued adequacy of our merger policies in protecting the public interest," since "most mergers of public utility holding companies will simultaneously involve an indirect merger of the public utility subsidiaries of such holding companies."(10) In Illinois Power, the Commission described the three-step process some utilities were following to reorganize, and explained how section 203 jurisdiction applied at each step:

        In step one, a public utility transfers ownership of all of its stock to a newly-formed holding company. The Commission stated that under Central Vermont such a transfer constitutes a transfer of the ownership and control of the utility's jurisdiction facilities and, therefore, is a disposition of facilities subject to section 203 approval.

        In step two, the newly-formed public utility holding company merges with another public utility holding company. The Commission followed its previous determination that it does not have jurisdiction over the merger of holding companies unless the holding companies themselves directly own or operate jurisdictional facilities and, consequently, are public utilities. However, the Commission also adopted a rebuttable presumption that when public utility holding companies merge, their public utility subsidiaries likely retain no real corporate independence, that decision-making for the public utilities would typically rest with the new holding company, and that, therefore, an indirect merger of the public utilities occurs requiring section 203 authorization.

        In step three, the public utility subsidiaries of the merged holding companies formally merge and section 203 approval is required.

        The Instant Transaction

        NorAm is a public utility marketer. Its jurisdictional facilities include its market-based power sales tariff under which it is authorized to engage in sales of electric energy at wholesale in interstate commerce and its contracts for sales for resale in interstate commerce.(11) Pre-merger, the public utility NorAm, and its jurisdictional facilities, are controlled by its parent, NorAm Energy. Post-merger, it appears that the
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(10)    Id. at 61, 352-53.

(11) During the first three calendar quarters of 1996, NorAm sold approximately 1.3 million kWh at wholesale in interstate commerce.


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Docket No. EL97-25-000                -5-

new parent holding company, New Houston Industries, will control the jurisdictional facilities of the public utility NorAm through its ownership of NorAm Energy. Thus, there is an issue of whether Commission authorization under section 203 is required for this transaction.(12)

        Without deciding the issue, we note that in Central Vermont we indicated that, in reviewing corporate transactions and relationships, we would focus on the substance of transactions and relationships rather than their form.(13) Moreover, section 203 was intended to be prophylactic in operation. Under section 203, the enumerated activities can only be undertaken after the applicant has "secured an order of the Commission authorizing it to do so." Although NorAm has not sought a ruling on this issue, we believe the jurisdictional question must be resolved prior to consummation of the transaction.

        Further Procedures

        NorAm is directed to file a response within 30 days of the date of this order either (1) providing arguments as to why the transaction does not require Commission authorization under FPA section 203 or (2) an application for authorization under section 203. If it elects the former, interventions, protests, or comments will be due 15 days after its filing. If it files an application for authorization, a notice of filing will be issued pursuant to the procedures discussed in the Merger Policy Statement.(14)

The Commission orders:

        (A) NorAm is hereby directed to make a filing as discussed in the body of this order within 30 days.

        (B)     If NorAm files a response arguing that authorization under section 203 of the Federal Power Act is not required, interventions, protests or comments will be due 15 days after NorAm's filing.

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(12)    In our Merger Policy Statement we acknowledged that new types of mergers in addition to mergers between public utilities may be subject to our jurisdiction under section 203. See Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act; Policy Statement, Order No. 592, 61 Fed. Reg. 68,595 (1996), FERC Stats. & Regs. Paragraph 31,044 (1996) (Merger Policy Statement), mimeo at pp.7-8.

(13)    39 FERC at 61,690.

(14)    See Merger Policy Statement.





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        (C)     If NorAm files an application for authorization under section
203 of the Federal Power Act, interventions, protests, or comments will be due as specified in a further notice to be issued by the Commission.

By the Commission.

( S E A L )

                                                /s/ LOIS D. CASHELL
                                                    Lois D. Cashell,
                                                       Secretary.